Exhibit 99.1

BankUnited Appoints James G. Mackey as Chief Financial Officer
MIAMI LAKES, Fla – November 10, 2025 – BankUnited, Inc. (the “Company”) (NYSE: BKU) announced today the appointment of James G. Mackey as the Company’s chief financial officer effective November 10, 2025 (the “Effective Date”). Mackey was hired on July 23, 2025, and served as the senior executive vice president of finance from August 15, 2025, to November 10, 2025. Leslie N. Lunak, who served as the chief financial officer of the Company since 2013, will continue with the Company position of executive advisor through January 2026.
The Company initially announced the hiring of Mackey in the July 23, 2025, ‘BankUnited Announces CFO Succession Plan’ press release. The Company disclosed that he was hired to succeed Lunak as chief financial officer of the Company in November 2025 and provided biographical information for Mackey.
BankUnited, N.A. is a national bank and one of the largest independent depository institutions headquartered in Florida, now operating in Florida, New York, Dallas, Atlanta, Morristown, New Jersey and Charlotte, North Carolina. BankUnited provides a broad range of consumer and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions.
For more information, call (877) 779-2265 or visit www.BankUnited.com.
About BankUnited, N.A.
BankUnited, Inc. (NYSE: BKU), with total assets of $35.1 billion at September 2025, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida, with operations in Florida, New York, Dallas, Atlanta, Morristown, New Jersey, and Charlotte, North Carolina. BankUnited provides a full range of consumer and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions, and offers certain commercial lending and deposit products through national platforms. For additional information, call (877) 779-2265 or visit www.BankUnited.com. BankUnited can be found on Facebook at facebook.com/BankUnited.official, LinkedIn@BankUnited and on X @BankUnited.
Contact:
Donna Crump-Butler, (305) 231-6707 dbutler@BankUnited.com
Amy Hoffman, (954) 776-1999 ahoffman@piersongrant.com